    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              MEDIAONE GROUP, INC.

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                       84-0926774
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                      Identification Number)

                            188 INVERNESS DRIVE WEST
                           ENGLEWOOD, COLORADO 80112
                                 (303) 858-3000
      (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

           STEPHEN E. BRILZ, ESQ.               PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
            MEDIAONE GROUP, INC.                             AKIKO MIKUMO, ESQ.
          188 INVERNESS DRIVE WEST                       WEIL, GOTSHAL & MANGES LLP
         ENGLEWOOD, COLORADO 80112                            767 FIFTH AVENUE
               (303) 858-3511                             NEW YORK, NEW YORK 10153
  (Name, address, including zip code, and                      (212) 310-8000
              telephone number
  of agent for service for the registrant)

                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                                                 PROPOSED MAXIMUM
                             TITLE OF SECURITIES                                AGGREGATE OFFERING      AMOUNT OF
                               TO BE REGISTERED                                      PRICE(1)        REGISTRATION FEE
Debt Securities of MediaOne Group, Inc........................................    $5,000,000,000        $1,390,000

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1999

                                                    [LOGO]

  PROSPECTUS
                                 $5,000,000,000

                              MEDIAONE GROUP, INC.

                                DEBT SECURITIES

                                ---------------

    The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

    By this prospectus, we may offer from time to time up to $5,000,000,000 of notes, debentures or other debt securities in one or more series on terms to be determined at the time of sale. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus, particularly the Risk Factors beginning on page 5, and any related prospectus supplement carefully before investing.

                            ------------------------

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                The date of this prospectus is October   , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
About This Prospectus......................................................................................           2
Where You Can Find More Information........................................................................           2
Cautionary Statements Relating to Forward-Looking Statements...............................................           3
Risk Factors...............................................................................................           5
Our Company................................................................................................           5
Use of Proceeds............................................................................................           6
Ratio of Earnings to Fixed Charges.........................................................................           6
Description of Debt Securities.............................................................................           7
Plan of Distribution.......................................................................................          12
Legal Opinions.............................................................................................          13
Experts....................................................................................................          13

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the notes, debentures or other debt securities, which we will refer to in this prospectus as the "Debt Securities," in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at HTTP://WWW.SEC.GOV.

    Because our common stock is listed and traded on the New York Stock Exchange and the Pacific Stock Exchange, our reports, proxy statements and other information can be reviewed at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

    This prospectus is part of a registration statement we have filed with the SEC relating to the Debt Securities. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and the exhibits for more information about us and the Debt Securities. The registration statement and exhibits are available at the SEC's public reference rooms or through its web site.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

MEDIAONE GROUP SEC FILINGS (FILE NO. 1-8611)                     PERIOD
Annual Report on Form 10-K                    For the year ended December 31, 1998
Quarterly Report on Form 10-Q                 For the quarters ended March 31, 1999 and
                                                June 30, 1999
Current Reports on Form 8-K                   Filed on February 11, 1999, February 19,
                                                1999, March 22, 1999, April 29, 1999, May
                                                6, 1999 and July 28, 1999

    We are also incorporating by reference additional documents that we file with the SEC subsequent to the date of this prospectus and prior to the termination of the offering of the Debt Securities.

    Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              MediaOne Group, Inc.
                            188 Inverness Drive West
                              Englewood, CO 80112
                              Tel: (303) 858-3000
                            Attn: Investor Relations

    You can also get more information by visiting our web site at HTTP://WWW.MEDIAONEGROUP.COM. Web site materials are not part of this document and are not incorporated by reference.

    You should rely only on the information contained or incorporated in this prospectus or any related prospectus supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any prospectus supplement is distributed. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

          CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

    Some of the information presented in this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include:

    - greater than anticipated competition from new entrants into the cable and wireless commmunications markets;

    - changes in demand for our products and services;

    - regulatory changes affecting the cable and telecommunications industries;

    - a change in economic conditions in the various markets served by our operations, including international markets, that could adversely affect the level of demand for cable, wireless or other services offered by our company;

    - greater than anticipated competitive activity requiring new pricing for services;

    - higher than anticipated start-up costs associated with new business opportunities;

    - higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with the year 2000 remediation);

    - consumer acceptance of broadband services, including telephony and data services, and wireless services;

    - increases in fraudulent activity with respect to broadband and wireless services; and

    - delays in the development of anticipated technologies or the failure of such technologies to perform according to expectations.

                                  RISK FACTORS

    You should carefully consider the following important factors, in addition to those discussed elsewhere in this prospectus or any prospectus supplement and in the documents that we have filed with the SEC incorporated by reference before purchasing the Debt Securities.

MERGER-RELATED RISKS

    The merger between AT&T Corp. and us described below under "Our Company--Recent Developments" will combine two companies that have previously operated independently. We expect to realize cost savings and other financial and operating benefits as a result of the merger. However, we cannot predict with certainty when these cost savings and benefits will occur or the extent to which they actually will be achieved. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance. The integration of AT&T and our company will also require substantial attention from management. The diversion of management attention and any difficulties associated with integrating AT&T and our company could have a material adverse effect on the revenues, the levels of expenses and the operating results of the combined company.

    We also expect to realize strategic and other benefits as a result of the merger. However, we cannot predict with certainty whether, or to what extent, we will realize these benefits. The following are factors that may prevent us from realizing these benefits:

    - we may have to alter sales and marketing campaigns to gain market acceptance of the combined company's strategy of providing bundled packages of communications and entertainment services;

    - the technological and administrative difficulties that the internal infrastructure of the combined company will experience in bundling these services, and in providing efficient billing and customer care platforms for these services, may be greater that we expect;

    - deployment of this strategy may require more technical and ground support than the combined company currently has employed or contracted;

    - changes in technology may increase the number of competitors that the combined company faces or may require significant capital expenditures to provide competitive services; and

    - adverse changes may occur in the securities markets that hinder our ability to raise the necessary capital to implement technological changes.

                                  OUR COMPANY

    MediaOne Group is one of the world's largest broadband communications companies, bringing the power of broadband to more than eight million customers in the United States, Europe and Asia. We were incorporated in 1995 under the laws of the State of Delaware and have our principal executive offices at 188 Inverness Drive West, Englewood, Colorado 80112 (telephone number (303) 858-3000). Internet users can obtain information about us and our services at HTTP://WWW.MEDIAONEGROUP.COM.

THE SEPARATION

    On June 12, 1998, U S WEST, Inc. separated its businesses into two independent public companies. Sometimes in this prospectus we will refer to U S WEST, Inc. prior to the separation as "Old U S WEST." Prior to this separation, Old U S WEST conducted its businesses through two groups: U S WEST Media Group and U S WEST Communications Group. Upon the separation, Old U S WEST was renamed "MediaOne Group, Inc." and retained the businesses of U S WEST Media Group, except for U S WEST Dex, Inc., the domestic directory business. The telecommunications businesses of U S WEST Communications Group became an independent public company and retained the "U S WEST, Inc." name. Sometimes we refer to that company as "New U S WEST." In addition,

U S WEST Dex was aligned with New U S WEST. Unless the context otherwise requires, references in this prospectus and in the documents incorporated into this prospectus to MediaOne Group shall refer to the businesses of the U S WEST Media Group other than U S WEST Dex prior to the separation and to MediaOne Group after the separation.

RECENT DEVELOPMENTS

    On May 6, 1999, we entered into an agreement with AT&T to merge our operations with those of AT&T. The merger will join AT&T, a worldwide communications leader, with our company, a leader in the broadband communications industry, to create the leading carrier of end-to-end communications services for consumers and businesses. We believe that the combined company will be well-positioned to create and provide nationally-branded broadband services and to service new markets and exploit business opportunities. We currently expect to complete the merger in the first quarter of 2000, subject to regulatory approvals and other conditions, as well as the approval of the holders of our common stock. We are working with AT&T to obtain the required regulatory approvals. However, we can give no assurance as to when or whether these approvals and consents will be obtained or the terms and conditions that may be imposed. On August 30, 1999, we filed a definitive proxy statement with the SEC to be used to solicit proxies from the holders of our common stock for use at our special meeting of stockholders, to be held on October 21, 1999. At our special meeting, we will ask holders of our common stock to approve the adoption of the merger agreement.

    Pursuant to the terms of the merger agreement, upon the closing of the merger:

    - we will be merged into a wholly-owned acquisition subsidiary of AT&T; and

    - that subsidiary will, simultaneously with the closing, assume all of our obligations under the Debt Securities.

As a consequence, we will be a wholly-owned subsidiary of AT&T after the merger and the Debt Securities will remain our obligations, but will not be obligations of AT&T or guaranteed by AT&T.

                                USE OF PROCEEDS

    We will apply the net proceeds from the sale of the Debt Securities to our general funds to be used for general corporate purposes and/or loans to our affiliates, which in turn will use the funds for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of the Debt Securities. Our general corporate purposes may include financing the activities of our subsidiaries, refinancing our short-term or long-term borrowings and financing investments and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges based on our historical results, which have been restated to reflect the disposition of New U S WEST in the separation for the periods indicated. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor.

                                                                      SIX MONTHS
                   YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
-------------------------------------------------------------  ------------------------
  1994       1995(1)      1996(1)      1997(1)      1998(2)      1998(2)      1999(3)
---------  -----------  -----------  -----------  -----------  -----------  -----------
1.73               --           --           --         5.81        10.64         3.03

------------------------

(1) Earnings for the years ended December 31, 1995, 1996 and 1997 were insufficient to cover fixed charges by $61 million, $407 million and $553 million, respectively.

(2) Earnings for the year ended December 31, 1998 and for the six months ended June 30, 1998 include a gain of $3,869 million from the sale of the domestic wireless operations. Without the gain, earnings would be insufficient to cover the fixed charges by $970 million and $368 million, respectively.

(3) Earnings for the six months ended June 30, 1999 include a net gain of $960 million from the exchange of AirTouch Communications, Inc. shares for Vodafone AirTouch plc shares, offset by merger costs. Without the net gain, earnings would be insufficient to cover fixed charges by $304 million.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a prospectus supplement, and the extent to which the general terms and provisions described below may apply to that series, will be described in the prospectus supplement relating to those Debt Securities.

    The Debt Securities are to be issued under an indenture, dated as of November 13, 1995, as subsequently amended, between us and Bank One Trust Company, NA, as trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We have summarized the material provisions of the Debt Securities and the indenture below. This summary does not restate the indenture in its entirety and is qualified by reference to the indenture. We urge you to read the indenture because it, and not this summary, defines your rights as holders of the Debt Securities.

GENERAL

    Under the indenture, we can issue an unlimited amount of Debt Securities. In addition, the indenture provides that Debt Securities may be issued in series up to the aggregate principal amount that may be authorized from time to time by our Board of Directors. Each time that we issue a new series of Debt Securities, the prospectus supplement relating to that new series will specify the terms of those Debt Securities, including, where applicable:

    - the designation, aggregate principal amount and denominations of the Debt Securities;

    - the date or dates on which the Debt Securities will mature;

    - the rate or rates, if any, at which the Debt Securities will bear interest;

    - the date or dates from which any interest will accrue and on which interest will be payable and, with respect to Debt Securities in registered form, the record date for the interest payable on any interest payment date;

    - the place or places where the principal of and interest, if any, on the Debt Securities will be payable;

    - any redemption or sinking fund provisions;

    - if other than the entire principal amount, the portion of the principal amount of Debt Securities which will be payable upon declaration of acceleration of the maturity of those Debt Securities;

    - whether the Debt Securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of bearer Debt Securities, and whether, and the terms upon which, bearer Debt Securities will be exchangeable for registered Debt Securities and vice versa;

    - any special provisions for the payment of additional amounts on the Debt Securities held by a person who is not a U.S. person, as defined below, in respect of taxes or similar charges;

    - the currency or currencies in which the Debt Securities are being sold and in which the principal of and any interest on the Debt Securities will be payable;

    - whether the Debt Securities will be convertible into or exchangeable or exercisable for other securities and the terms and conditions relating to that conversion or exchange or exercise; and

    - any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of the Debt Securities.

(Sections 2.01 and 2.02.) To the extent not described in this prospectus, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the prospectus supplement relating to that series.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000, and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any political subdivision of the United States, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the prospectus supplement, except in special circumstances set forth in the indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced by those coupons as they mature at a paying agency of our company located outside of the United States and its possessions. (Section 2.05(c).) We will maintain such an agency for a period of two years after the principal of those bearer Debt Securities has become due and payable. During any period after the two years for which it is necessary in order to conform to United States tax law or regulations, we will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds for the payments to the paying agent upon reasonable notice. (Section 2.04.)

    The general provisions of the indenture do not afford holders of the Debt Securities protection in the event we are involved in a highly-leveraged transaction, reorganization, merger or similar transaction that may adversely affect holders of the Debt Securities.

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the prospectus supplement relating that series.

RANKING

    Each series of Debt Securities will be our unsecured obligations ranking equal in right of payment with all our other unsecured and unsubordinated obligations. In addition, as a holding company, we conduct our operations through subsidiaries and, therefore, our obligations under the Debt Securities will be structurally subordinated to all of the indebtedness of our subsidiaries. As of June 30, 1999, we, together with our subsidiaries, had outstanding approximately $8.0 billion of indebtedness, excluding our obligated mandatorily redeemable preferred securities of subsidiary trusts holding only debentures guaranteed by us.

    The outstanding indebtedness of these consolidated subsidiaries as of June 30, 1999 was approximately $3.6 billion, which includes all of the indebtedness of MediaOne of Delaware, Inc. (formerly Continental Cablevision, Inc.), our principal operating subsidiary.

    See "Our Company--Recent Developments" above for a description of the effects of the merger between AT&T and us on our outstanding obligations.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Unless and until it is exchanged for Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor of the depositary or a nominee of the successor.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a global security, the depositary for that global security will credit the accounts held with it with the respective principal amounts of the Debt Securities represented by that global security. The accounts shall be designated by the underwriters or agents with respect to those Debt Securities or by us if those Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for that global security or on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Debt Securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of those Debt Securities in definitive form and will not be considered the owners or holders of those Debt Securities under the indenture.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing those Debt Securities. Neither we, the trustee for those Debt Securities, any paying agent nor the security registrar for those Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for those Debt Securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the depositary for a series of Debt Securities issued in the form of a global security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for those Debt Securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

    If a depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Debt Securities of that series in definitive form in exchange for the global security representing that series of Debt Securities. In addition, we may at any time and in our sole discretion determine not to have the Debt Securities of a series represented by a global security and, in such event, will issue Debt Securities of that series in definitive form in exchange for the global security representing that series of Debt Securities. In either instance, an owner of a beneficial interest in a global security will be entitled to have Debt Securities of the series represented by that global security equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those Debt Securities in definitive form. Debt Securities of that series so issued in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in the authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating to those Debt Securities, at an agency of our company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.08(b).) As of the date of this prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless those regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

AMENDMENT AND WAIVER

    Subject to certain exceptions, the indenture may be amended or supplemented by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by that waiver (with each series voting as a class). However, without the consent of each holder of Debt Securities affected thereby, an amendment or waiver may not

    - reduce the amount of Debt Securities whose holders must consent to an amendment or waiver;

    - change the rate of or change the time for payment of interest on any Debt Securities;

    - change the principal of or change the fixed maturity of any Debt
      Securities;

    - change the terms of any Debt Securities so as to adversely affect the terms on which those Debt Securities are convertible into, or exchangeable or exercisable for, shares of a class of capital stock of our company or any other corporation;

    - waive a default in the payment of the principal of or interest on any Debt Securities;

    - make any Debt Securities payable in money other than that stated in the Debt Securities; or

    - impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Securities.

(Section 9.02.) The indenture may be amended or supplemented without the consent of any holder of Debt Securities:

    - to cure any ambiguity, defect or inconsistency in the indenture or the Debt Securities of any series;

    - to provide for the assumption of all the obligations of our company under the Debt Securities, any coupons related to those Debt Securities and the indenture by any corporation in connection with a merger, consolidation, transfer or lease of our property and assets substantially as an entirety, as provided for in the indenture;

    - to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;

    - to make any change that does not adversely affect the rights of any holder of Debt Securities;

    - to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities endorsed on those Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of Debt Securities; or

    - to add to the rights of holders of Debt Securities.

(Section 9.01.)

MERGER

    Under the indenture, we may consolidate with or merge into, or transfer or lease our property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all of our obligations under the Debt Securities and any coupons related to those Debt Securities and the indenture and if, after giving effect to the transaction, a default or event of default would not occur or be continuing. If this happens, all of our obligations under the Debt Securities and any coupons related to those Debt Securities and the indenture shall terminate. (Sections 5.01 and 5.02.) See "Our Company--Recent Developments" above for a description of the merger between AT&T and us.

DEFEASANCE

    We may terminate all of our obligations (other than for certain obligations to register the transfer or exchange of Debt Securities, maintain paying agencies and hold monies for payment in trust) under the Debt Securities and the indenture with respect to the Debt Securities of any series or any installment of principal and premium, if any, or interest on the Debt Securities of that series if we irrevocably deposit in trust with the trustee money or U.S. Government Obligations sufficient to pay, when due, principal, premium, if any, and interest on the Debt Securities of that series to maturity or redemption or the installment of principal and premium, if any, or interest, as the case may be, and if all other conditions set forth in the Debt Securities of that series are met. We shall designate the installment or installments of principal or interest to be so satisfied. With respect to the principal amount of the Debt Securities of any series, if the Debt Securities of that series are convertible or exchangeable or exercisable for other securities, in lieu of depositing money or U.S. Government Obligations in an amount sufficient to satisfy the principal amount of the Debt Securities of that series, we may deposit with the applicable trustee the amount of those other securities for which the Debt Securities of that series is convertible or exchangeable or exercisable.

    "U.S. Government Obligations" means (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

EVENTS OF DEFAULT

    An event of default under the indenture with respect to a series of Debt Securities is defined as being:

    - default in the payment of interest on any Debt Security of that series for 90 days;

    - default in the payment of the principal of any Debt Security of that series;

    - failure by us for 90 days after notice to us to comply with any of our other agreements in the Debt Securities of that series, in the indenture or in any supplemental indenture; and

    - certain events of bankruptcy or insolvency of our company.

(Section 6.01.)

    If an event of default occurs with respect to the Debt Securities of any series and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, the portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon that declaration, the principal (or, in the case of original issue discount Debt Securities, the specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the indenture or the Debt Securities except as provided in the indenture. The trustee may require indemnity satisfactory to it before it enforces the indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the trustee in its exercise of any trust power. (Section 6.05.) The trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    We and certain of our affiliates maintain banking relationships in the ordinary course of business with the trustee. In addition, the trustee and certain of its affiliates serve as trustee, authenticating agent or paying agent with respect to certain debt securities of our company and our affiliates.

GOVERNING LAW

    The Debt Securities will be governed by and construed in accordance with the law of the State of New York.

                              PLAN OF DISTRIBUTION

DISTRIBUTION OF SECURITIES

    We may offer and sell the Debt Securities to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate, through dealers, through agents, or through a combination of any of those methods of sale. The prospectus supplement with respect to each series of Debt Securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price and the net proceeds to us from that sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

    If any underwriters are involved in the offer and sale, the Debt Securities will be acquired by the underwriters and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities described in that prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    We may offer and sell the Debt Securities directly or through an agent or agents designated by us from time to time. Unless otherwise indicated in the applicable prospectus supplement, any agent or agents designated by us will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, as amended, of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers, at the applicable price to the public set forth in the applicable prospectus supplement relating to a particular series of the Securities, who later resell to investors. Those dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with our company, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

    The place and time of delivery for the Debt Securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement, if appropriate.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the prospectus supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by our company. The obligations of any purchaser under any of those contracts will not be subject to any conditions except that (a) the purchaser of the Debt Securities shall not at the time of delivery be prohibited from purchasing those securities under the laws of the jurisdiction to which such purchaser is subject and (b) if the Debt Securities are also being sold to underwriters, we shall have sold to those underwriters the Debt Securities not sold for delayed delivery. The dealers and those other persons will not have any responsibility in respect of the validity or performance of those contracts.

                                 LEGAL OPINIONS

    The validity of the Debt Securities will be passed upon by Stephen E. Brilz, Corporate Counsel and Assistant Secretary of MediaOne Group.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule included in MediaOne Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee........................................  $1,390,000
Rating Agency Fees...................................................................      10,000
Blue Sky Fees and Expenses...........................................................      20,000
Trustee's Expenses...................................................................      30,000
Printing and Engraving Fees..........................................................      60,000
Accounting Fees and Expenses.........................................................      25,000
Legal Fees and Expenses..............................................................     300,000
Miscellaneous........................................................................       2,000
                                                                                       ----------
    Total............................................................................  $1,837,000
                                                                                       ----------
                                                                                       ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the board of directors of MEDIAONE GROUP, INC. ("MediaOne Group") to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. MediaOne Group's By-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by section 102 of the DGCL, MediaOne Group's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to MediaOne Group and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to MediaOne Group or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

    The directors and officers of MediaOne Group are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by MediaOne Group.

    Any agents, dealers or underwriters who execute an underwriting or other distribution agreement in connection with an offering of Debt Securities will agree to indemnify MediaOne Group's directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to MediaOne Group by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

    Exhibits identified in parentheses below are on file with the Securities and Exchange Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

  (4-A)    --         Form of Indenture between U S WEST, Inc. and The First National Bank of
                      Chicago, as Trustee (Exhibit 4.A to Registration Statement No. 33-62451).

  (4-B)    --         Form of Supplemental Indenture between U S WEST, Inc. and The First
                      National Bank of Chicago, as Trustee (Exhibit 4.B to Registration
                      Statement No. 33-62451).

  5        --         Opinion of Stephen E. Brilz

  12       --         Computation of Ratio of Earnings to Fixed Charges of MediaOne Group, Inc.

  23-A     --         Consent of Arthur Andersen LLP

  23-B     --         Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5.

  24       --         Powers of Attorney

  25       --         Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, NA, as Trustee under the Indenture.

------------------------

ITEM 17.  UNDERTAKINGS.

    MediaOne Group hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and
    (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by MediaOne Group pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    MediaOne Group hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MediaOne Group's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MediaOne Group pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, MediaOne Group has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MediaOne Group of expenses incurred or paid by a director, officer or controlling person of MediaOne Group in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MediaOne Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    MediaOne Group hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by MediaOne Group pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MEDIAONE GROUP, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON THE 8TH DAY OF OCTOBER, 1999.

                                     MEDIAONE GROUP, INC.

                                     By            /S/ STEPHEN E. BRILZ
                                       -----------------------------------------
                                                   STEPHEN E. BRILZ
                                                    Assistant Secretary

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF MEDIAONE GROUP, INC. IN THE CAPACITIES AND ON THE DATE INDICATED.

PRINCIPAL EXECUTIVE OFFICER:

    CHARLES M. LILLIS*               President and Chief
                                      Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

    RICHARD A. POST*                 Executive Vice President
                                      and Chief Financial
                                      Officer

DIRECTORS:

    KATHLEEN A. COTE*
    ROBERT L. CRANDALL*
    GRANT A. DOVE*
    ALLAN D. GILMOUR*
    PIERSON M. GRIEVE*
    CHARLES M. LILLIS*
    CHARLES P. RUSS, III*
    LOUIS A. SIMPSON*
    JOHN SLEVIN*
    DANIEL W. YOHANNES*

    *By   /s/ STEPHEN E. BRILZ
      -------------------------
          Stephen E. Brilz
          Attorney-in-Fact

Dated: October 8, 1999

                                 EXHIBIT INDEX

(4-A)      --         Form of Indenture between U S WEST, Inc. and The First National Bank of
                      Chicago, as Trustee (Exhibit 4.A to Registration Statement No. 33-62451).

(4-B)      --         Form of Supplemental Indenture between U S WEST, Inc. and The First
                      National Bank of Chicago, as Trustee (Exhibit 4.B to Registration
                      Statement No. 33-62451).

5          --         Opinion of Stephen E. Brilz

12         --         Computation of Ratio of Earnings to Fixed Charges of MediaOne Group, Inc.

23-A       --         Consent of Arthur Andersen LLP

23-B       --         Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5.

24         --         Powers of Attorney

25         --         Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, NA, as Trustee under the Indenture.